EXHIBIT 99.1


On December 27, 1999, the Company issued the following press release:

"PRESS  RELEASE

                                                       AmeriVest Properties Inc.
                                                         3333 S. Wadsworth Blvd.
                                                                     Suite D-216
                                                              Lakewood, CO 80227
For Immediate Release
                                           Contact:
Telephone:  (303) 980-1880                 Mr. James F. Etter
Fax:  (303) 980-1806                       President

                       AmeriVest Properties Inc. Announces
                             Advisory Agreement with
                          Sheridan Realty Advisors, LLC

     December 27, 1999/Lakewood, Co - AmeriVest Properties (NASDAQ:AMVP) today announced that it has retained Sheridan Realty Advisors, LLC as its exclusive property manager and real estate advisor, effective January 1, 2000. Under the terms of the Agreement, Sheridan will assume responsibility for the day-to-day operations of AmeriVest, including the management of all AmeriVest assets and will assist and advise the Board of Directors of the Company on real estate acquisitions and investment opportunities. For its services, Sheridan will receive an administrative fee and a property management and accounting fee. The costs for these services are anticipated to be no greater than the costs currently being paid by the Company. In addition, Sheridan will receive incentive compensation in the form of an advisory fee based on new real property acquisitions and five-year warrants to purchase AmeriVest common stock at $5 per share. Issuance of the warrants is subject to shareholder approval.

     AmeriVest also announced the following executive officer appointments:
William T. Atkins, Chairman of Sheridan Realty Advisors, was appointed Chief Executive Officer of AmeriVest; James F. Etter will continue as President and Chief Operating Officer, D. Scott Ikenberry, Chief Financial Officer of Sheridan Realty Advisors was appointed Chief Financial Officer of AmeriVest, and Charles
K. Knight, President of Sheridan Realty Advisors, was appointed Corporate Secretary. Other AmeriVest employees will continue as employees of Sheridan.

     Sheridan Realty Advisors, LLC is an affiliate of The Sheridan Group of companies in Denver, Colorado. The members of Sheridan have significant experience in the acquisition, development, management and disposition of real estate assets and in real estate capital markets, with an emphasis on the small tenant office market. James F. Etter, President of AmeriVest said "the principals of Sheridan bring a significant breadth of experience in the small tenant office market to our company. Sheridan's experience will help AmeriVest to attract additional equity capital and expand the company's operations. Since our acquisition of Keystone Office Park in Indianapolis from Sheridan earlier this year, we have embarked upon a long-term strategy to become a key player in this unique office segment."

     William T. Atkins, Chairman of Sheridan Realty Advisors and the new CEO of AmeriVest added: "We are excited about the future possibilities for AmeriVest. We look forward to working with Mr. Etter to increase the Company's growth rate and value to our shareholders through an exclusive focus on the small tenant office market, which is Sheridan's traditional expertise."

     AmeriVest Properties Inc. owns 23 properties, including 19 small office buildings and four self-storage properties. Its common stock and warrants trade on the Nasdaq SmallCap Market under the symbols "AMVP" and "AMVPW", respectively.


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